Exhibit 10.1

Execution Version

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is entered into as of March 23, 2023 by and between PTC Therapeutics, Inc., a Delaware corporation (the “Company”), and Stuart W. Peltz, an individual (“Executive”).

WHEREAS, effective as of March 24, 2023 (the “Effective Date”), Executive is retiring from his employment with the Company (“Retirement”) after having retired from his position as Chief Executive Officer of the Company and a member of the Board of Directors of the Company (the “Board”), effective as of March 22, 2023;

WHEREAS, Executive has agreed to act as a consultant to the Company following his Retirement; and

WHEREAS, the Company and Executive desire to enter into this Agreement setting forth the terms of Executive’s consulting relationship with the Company and certain other matters relating to his transition to a consulting role.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.            Consulting Services. Executive hereby agrees to provide consulting services to the Company to accomplish the orderly transition of his duties as Chief Executive Officer, including with respect to the Company’s management and key partnerships, as well as to provide certain other consulting and advisory services as may reasonably requested by the Company’s Chief Executive Officer or the Chairman of the Board from time to time (collectively, the “Services”). In such capacity, Executive shall have the title of Senior Advisor and shall report directly to the Chief Executive Officer of the Company or the Chairman of the Board. The term of this Agreement will commence on the Effective Date and end on April 11, 2025, unless earlier terminated as provided herein (the “Consulting Period”). Executive agrees to devote that amount of time as is reasonably required by the Company for him to perform the Services, taking into account his other business obligations as in effect from time to time.

2.            Other Services; Scientific Advisory Board. In addition to the Services, during the Consulting Period and thereafter Executive shall make himself reasonably available to the Company to assist in any litigation or potential litigation matter or any investigation or review of any federal, state or local regulatory authority that relates to events or occurrences that transpired while Executive provided services to the Company and shall serve on the Scientific Advisory Board of the Company.

3.            Independent Contractor. From and after the Effective Date, Executive’s relationship with the Company will be that of an independent contractor and not that of an employee. Executive will be solely responsible for determining the method, details and means of performing the Services. Executive will have no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company. Executive acknowledges and agrees that he will not be eligible for any benefits available to employees of the Company. All of the Services to be performed by Executive will be as agreed between Executive and the Company’s Chief Executive Officer and/or Chairman of the Board, and Executive will be required to report only to the Company’s Chief Executive Officer or Chairman of the Board concerning the Services performed under this Agreement. The nature and frequency of these reports will be left to the discretion of the Company’s Chief Executive Officer and/or Chairman of the Board. Except for the payment described in Section 4(b) below, Executive will have full responsibility for applicable taxes for all compensation paid to Executive under this Agreement and will have full responsibility for compliance with all applicable labor and employment requirements with respect to Executive’s self-employment. Except for the payment described in Section 4(b) below, Executive agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such taxes, labor or employment requirements, including any liability for, or assessment of, taxes imposed on the Company by the relevant taxing authorities with respect to liabilities of Executive attributable to any compensation paid to Executive in his capacity as a non-employee of the Company.

Execution Version

4.	Compensation and Other Benefits.

(a)            Consulting Fee. As compensation for the Services provided hereunder, during the Consulting Period, the Company will pay to Executive a consulting fee (the “Consulting Fee”) of (i) $600,000 for the first twelve (12) months of the Consulting Period beginning on the Effective Date, and (ii) $400,000 for the remaining twelve (12) months of the Consulting Period (it being understood that there shall be no Consulting Fee for the portion, if any, of the Consulting Period that extends from March 25, 2025 to April 11, 2025). The Consulting Fee will be paid to Executive on the first business day of each month during the Consulting Period, in arrears, and will be pro-rated for partial periods of service.

(b)            Prorated Annual Bonus. Executive shall receive an annual bonus for the 2023 fiscal year in an amount equal to twenty-five percent (25%) of Executive’s actual annual bonus for the 2022 fiscal year ($180,150), payable when 2023 annual bonuses are paid to executives of the Company generally.

(c)            Scientific Advisory Board. During the Consulting Period, Executive shall receive compensation for his service on the Scientific Advisory Board in accordance with the Company’s Scientific Advisory Board compensation policies for Scientific Advisory Board members as in effect from time to time. Notwithstanding anything to the contrary in this Agreement, Executive’s service on the Scientific Advisory Board may be terminated by the Board at any time for any reason, without additional compensation due to Executive but payment to be made for any unpaid compensatory amounts attributable to such service at the time of termination.

(d)            Equity Awards. The stock options previously granted to Executive by the Company that are outstanding and unexercised as of the Effective Date (the “Stock Options”) and the restricted stock and restricted stock unit awards previously granted to Executive by the Company that are outstanding and unvested as of the Effective Date (collectively with the Stock Options, the “Equity Awards”), as evidenced in the Company’s records, will remain outstanding and each of the Equity Awards that is unvested as of the Effective Date will continue to vest during the Consulting Period in accordance with the terms of the applicable equity plan and the equity award agreement between Executive and the Company (“Equity Documents”) and subject to the provisions of this Agreement. With respect to any Stock Options that remain outstanding and unexercised as of the last day of the Consulting Period, such Stock Options shall remain exercisable by Executive until the earlier of (i) the date that is three (3) months following the last day of the Consulting Period (which date shall be extended to six (6) months following the last day of the Consulting Period for any Stock Options that vest in the six-month period immediately prior to the last day of the Consulting Period) and (ii) the stated expiration date of such Stock Options.

Execution Version

(e)	Benefits.

i.            During the eighteen (18)-month period following the Effective Date (the “Continuation Period”), the Company shall continue to provide Executive and his enrolled eligible dependents with group health insurance and shall continue to pay the amount of the premium as in effect on the Effective Date, subject to applicable law and the terms of the respective policies; provided that the Company’s obligation to provide the benefits contemplated herein shall terminate upon Executive’s obtaining coverage under the medical benefits program of a subsequent employer.

ii.           At the end of the Continuation Period, Executive and his eligible dependents shall be permitted to continue to participate in the Company’s group health insurance (or self-insurance) plan until such time as he is eligible for Medicare (the period of time that begins at the end of the Continuation Period and ends on the date that Executive becomes eligible for Medicare is referred to as the “Gap Period”); provided, that in no event shall the amount of additional direct costs associated with such participation exceed $250,000 (the “Maximum Amount”); and provided, further, that, if subsequent to Executive commencing participation through the Company’s plan under this subsection, the Company determines in its reasonable discretion that Executive’s and/or his eligible dependents’ participation in the Company’s plan is having or will have a direct material adverse effect on the Company’s health insurance costs or plan choices, the Company can, upon sixty (60) days’ notice, terminate Executive’s ability to purchase insurance for himself and his eligible dependents through the Company’s plan; and provided, further, that, Executive may, in his sole discretion, at any time prior to the beginning of the Gap Period, purchase health insurance coverage for the Gap Period in lieu of participating in the Company’s group health insurance (or self-insurance) plan and, in such case, the Company shall reimburse him for the cost of such coverage up to the Maximum Amount (it being understood that in such case there shall be no duplication of benefits hereunder).

(f)             Reimbursable Expenses. Executive shall be entitled to reimbursement for reasonable expenses incurred by him in connection with the performance of the Services in accordance with the applicable policies and procedures of the Company as in effect from time to time.

(g)            Administrative Support. During the Consulting Period, the Company will provide Executive with reasonable levels of administrative support to support the provision of the Services hereunder.

(h)            Cooperation. If Executive assists in any litigation or potential litigation matter or any investigation or review of any regulatory authority following the end of the Consulting Period, the Company shall compensate Executive at the rate of his per diem base salary in effective immediately prior to the Retirement and shall reimburse Executive for out-of-pocket expenses associated with such support.

Execution Version

5.            Continuing Obligations. The Company’s obligations hereunder are conditioned upon Executive’s compliance with his obligations under this Agreement and his continued compliance with any post-employment covenants to the Company, including those set forth in Section 5 or 6 of the Employment Agreement. In the event of any material noncompliance with the foregoing, in addition to any other remedies at law or in equity, the Company shall have the right to cease payment or the provisions of benefits hereunder and recoup amounts or benefits previously paid or provided.

6.	Termination.

(a)            The Company may terminate this Agreement only for Cause, and Executive may terminate this Agreement upon giving thirty (30) days’ advance written notice of such termination to the Company, in each case prior to the expiration of the Consulting Period.

(b)            “Cause” shall be limited to Executive’s willful refusal or failure to perform his material obligations hereunder (other than due to death or disability) that, if curable, is not cured within thirty (30) days of Executive’s receipt of written notice from the Company containing reasonable specificity of such refusal or failure and a statement of corrective actions, or Executive’s material failure to comply with any post-employment covenants to the Company, including those set forth in Section 5 or 6 of the Employment Agreement.

7.            Effect of Termination. If this Agreement is terminated by the Company for Cause or by Executive, in each case prior to the expiration of the Consulting Period, the Company’s only obligation under this Agreement will be to pay Executive any earned but unpaid Consulting Fee as of the termination date. Executive’s Equity Awards shall be treated as provided in the Equity Documents (without giving effect to any modifications hereunder). For the avoidance of doubt, upon a termination of this Agreement for any reason other than for Cause Executive shall retain his then vested benefits in accordance with their terms.

8.            Continuing Obligations. Executive acknowledges and agrees that he remains bound by his obligations under the Employment Agreement, which survive the termination of his employment by the terms thereof, including without limitation his obligations under Sections 5 and 6 of the Employment Agreement (such obligations, hereinafter referred to as the “Continuing Obligations”). Notwithstanding the foregoing, nothing in this Agreement or the Employment Agreement shall prevent or preclude Executive from engaging in or pursuing business or other commercial or noncommercial activities that do not violate the terms of the Continuing Obligations.

9.            Section 409A of the Code. This Agreement is intended to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be construed consistent with such intent. Notwithstanding the foregoing, in no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A of the Code. Executive’s right to payment or reimbursement for expenses under this Agreement will be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (ii) payment or reimbursement shall be made promptly, and in all events not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred, and (iii) the right to payment or reimbursement is not subject to liquidation or exchange for any other benefit.

Execution Version

10.	Certain Matters Relating to Termination of Employment.

(a)            Resignations. Executive acknowledges and agrees that as of March 22, 2023, Executive resigned from all: (i) officer positions he held with the Company and its subsidiaries and affiliates; (ii) memberships he held on the Board and any boards of directors, boards of managers or other governing boards or bodies of the Company and its subsidiaries and affiliates; and (iii) memberships he held on any of the committees of any such boards or bodies.

(b)            Final Compensation; No Severance. Executive and the Company acknowledge and agree that Executive will be reimbursed by the Company for all business expenses incurred in conjunction with the performance of Executive’s employment in accordance with Company policy. Executive and the Company further acknowledge and agree that Executive will receive payment in full for all services rendered in conjunction with Executive’s employment by the Company through the Effective Date, including payment for all wages, bonuses and accrued, unused vacation time (in the amount of $387,700), and that no other compensation is owed to Executive except as provided in this Agreement. Without limiting the foregoing, Executive acknowledges and agrees that he is not eligible for any severance benefits in connection with or following his Retirement, including but not limited to under the Employment Agreement.

(c)            Return of Company Property. Executive confirms that Executive has returned to the Company all keys, files, records (and copies thereof), and any other Company-owned property in Executive’s possession or control and has left intact all electronic Company documents, including but not limited to those which he developed or helped to develop during his employment. Notwithstanding the foregoing, Executive may retain Executive’s Company laptop, iPad, cellular phone and other electronic devices, provided that Executive surrenders on or around the Effective Date such devices to the Company to delete any confidential and other sensitive information related to his employment with the Company. Executive further confirms that he has cancelled all accounts for his benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or wireless data accounts and computer accounts.

Execution Version

(d)            Release. In consideration of the payments and benefits set forth in this Agreement, which Executive acknowledges and agrees he would not otherwise be entitled to receive, Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Executive ever had or now has against any or all of the Released Parties, including, but not limited to, any and all claims arising out of or relating to Executive’s employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the New Jersey Law Against Discrimination, N.J. Stat. Ann. § 10:5-1 et seq., the New Jersey Family Leave Act, N.J. Stat. Ann. § 34:11B-1 et seq., the New Jersey Conscientious Employee Protection Act, N.J. Stat. Ann. § 34:19-1 et seq., and the N.J. Stat. Ann. § 34:11-56.1 et seq. (New Jersey equal pay law), all as amended and all other similar state laws; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract, including without limitation, all claims arising from the Employment Agreement; all state and federal whistleblower claims to the maximum extent permitted by law; all claims to any non-vested ownership interest in the Company, contractual or otherwise; and any claim or damage arising out of Executive’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement shall (i) prevent Executive from filing a charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that Executive acknowledges that he may not recover any monetary benefits in connection with any such claim, charge or proceeding); (ii) deprive Executive of any accrued benefits to which he has acquired a vested right under any employee benefit plan or policy, stock plan or deferred compensation arrangement, any health care continuation to the extent required by applicable law or any agreement or any payments or benefits due under this Agreement, including any benefits with respect to Equity Awards as provided for under this Agreement; or (iii) deprive Executive of any rights Executive may have to be indemnified by the Company as provided in the Employment Agreement, any other agreement between the Company and Executive or pursuant to the Company’s Certificate of Incorporation or by-laws or the Indemnification Agreement dated as of May 15, 2013 by and between the Company and Executive. This Release shall not extend to any claims Executive may have against any persons that are Released Parties to the extent such claims are (i) related solely to Executive’s ownership of the Company’s stock and (ii) unrelated to Executive’s employment with the Company.

Executive acknowledges that the release of claims set forth in this Section 10(d) creates legally binding obligations, and that the Company has advised Executive to consult an attorney before signing it. In signing this Agreement, Executive gives the Company assurance that he has signed it voluntarily and with a full understanding of its terms; that Executive has had sufficient opportunity of not less than twenty-one (21) days before signing this Agreement to consider its terms and to consult with an attorney, if he wished to do so; and that Executive has not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement. Executive understands that he will have seven (7) days after signing this Agreement to revoke his signature, solely with respect to this Section 10(d), and that, if he intends to revoke his signature, he must do so in writing addressed and delivered to the General Counsel of the Company prior to the end of the seven (7)-day revocation period. Executive understands that this release of claims will become effective upon the eighth (8th) day following the date that he signs this, provided that he does not revoke my acceptance in accordance with the immediately preceding sentence. If the release of claims set forth in this Section 10(d) does not become effective, Executive shall not be entitled to receive any of the payments and benefits set forth in this Agreement, and the Company shall have no further obligation to Executive except as required by law.

Execution Version

(e)            Non-Disparagement. To the extent permitted by law, Executive understands and agrees that as a condition for payments and benefits under this Agreement, for a period of five years following the date hereof Executive shall not make any false, disparaging or derogatory statements to any person or entity, including any media outlet, regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs and financial condition. Executive further agrees that as a condition for payments and benefits under this Agreement any statements made by Executive regarding the Company shall be consistent in tenor, tone and content with the statements made in the press release filed by the Company on or around the date hereof announcing Executive’s retirement. Further, for a period of five years following the date hereof, neither the Company, nor any of its executive officers or members of its Board of Directors of the Company will directly or indirectly make any false statement, observation or opinion, disparaging Executive’s reputation. The Company further agrees that as a condition for Executive’s entering into this Agreement any statements made by the Company regarding Executive shall be consistent in tenor, tone and content with the statements made in the press release filed by the Company on or around the date hereof announcing Executive’s retirement.

11.	Miscellaneous.

(a)            Entire Agreement. This Agreement constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof; it being understood that the Continuing Obligations, the plans and agreements governing the Equity Awards and the provision of the Employment Agreement that are intended to survive the termination of such agreement as provided for in the Employment Agreement (other than Section 5 thereof) will remain outstanding and will survive in accordance with their terms.

(b)            Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties.

(c)            Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of New Jersey, without giving effect to the principles of conflict of laws.

(d)            Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such portion will be deemed to be modified or altered to the extent necessary to conform thereto or, if that is not possible, to be omitted from this Agreement. The invalidity of any such portion will not affect the force, effect, and validity of the remaining portion hereof.

Execution Version

(e)            Indemnification. The Company agrees that, during the Consulting Period, Executive shall be entitled to receive substantially similar indemnification coverage as provided to Executive as of immediately prior to the Effective Date to the same extent as if Executive were still an officer of the Company.

(f)             Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(g)            Successors. This Agreement is personal to Executive and, without the prior written consent of the Company, will not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by Executive’s legal representatives. This Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns. As used in this Agreement, “the Company” will mean both the Company as defined above and any such successor assign to or of the Company. The Company shall require that any successor or assign agree to perform this Agreement in the same manner as the Company.

(h)            Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

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Execution Version

This Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by Executive.

PTC THERAPEUTICS, INC.

By:	/s/ Mark E. Boulding
Name: Mark E. Boulding
Title: Executive Vice President and Chief Legal Officer

STUART W. PELTZ

Signature:	/s/ Stuart W. Peltz